EXHIBIT 99.2

In addition to financial results presented in accordance with GAAP the slides contained in this filing contain certain non-GAAP measures. We believe that providing certain non-GAAP financial information is useful for investors and can aid them in understanding the Company’s current performance, performance trends and financial condition. Specifically, we have provided financial measures which are based on core income rather than net income. Core income excludes merger, integration and restructuring expense, income or expense from discontinued operations and gains and losses that are not reflective of on-going operations or are not expected to recur. Reconciliations of non-GAAP to GAAP financial measures follow.

	Year ended June 30,
	2004	2003	2002	2001	2000
GAAP Net income	$14,151	$16,692	$16,230	$6,314	$6,814
Merger, integration and restructuring costs, net of tax	1,414	—	—	2,072	448

Core Income	$15,565	$16,692	$16,230	$8,386	$7,262

	Year ended June 30,
	2004	2003	2002	2001	2000
GAAP Fully diluted earnings per share	$1.09	$1.29	$1.16	$0.54	$0.75
Merger, integration and restructuring costs, net of tax	0.11	—	—	0.18	0.05

Diluted Core EPS	$1.20	$1.29	$1.16	$0.72	$0.80

	Year ended June 30,
	2004	2003	2002	2001	2000
GAAP Return on equity	7.46%	9.23%	8.54%	3.70%	4.80%
Merger, integration and restructuring costs, net of tax	0.73%	—	—	1.18%	0.31%

Core Return on equity	8.19%	9.23%	8.54%	4.88%	5.11%